Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of RiceBran Technologies on Form S-3 (Nos. 333-196541, 333-196950, 333-199646, 333-212658, 333-217131 and 333-221124) and Form S-8 (Nos. 333-110585, 333-135814, 333-199648 and 333-221781) of our report dated March 15, 2018, with respect to our audits of the consolidated financial statements of RiceBran Technologies as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
New York, NY

March 15, 2018